UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 17, 2017

WILLIAM LYON HOMES

(Exact name of registrant as specified in charter)

Delaware	001-31625	33-0864902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4695 MacArthur Court, 8th Floor

Newport Beach, California 92660

(Address of principal executive offices and zip code)

(949) 833-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On January 17, 2017, William Lyon Homes, a Delaware corporation (“Parent”), issued a press release announcing that it had priced its private offering (the “Offering”) to eligible purchasers of $450 million aggregate principal amount of 5.875% senior notes due 2025 (the “2025 Notes”) through its wholly owned subsidiary, William Lyon Homes, Inc., a California corporation (“California Lyon”). Parent intends to use the net proceeds from the Offering, as well as cash on hand, to purchase any and all outstanding 8.5% senior notes due 2020 (the “2020 Notes”) issued by California Lyon pursuant to its previously announced cash tender offer (the “Tender Offer”), subject to the terms and conditions specified in the related offer to purchase. If the Tender Offer is terminated for any reason (other than the termination of the Offering), or if any net proceeds remain after funding the Tender Offer, Parent intends to use the net proceeds of the Offering for the retirement of any outstanding 2020 notes, and intends to use any remaining proceeds for general corporate purposes, which may include debt repurchases including pursuant to another tender offer, redemptions or open market purchases of the same or different series of notes. Parent expects to close this offering on January 31, 2017, subject to the satisfaction of customary closing conditions. In accordance with Rule 135c of the Securities Act, a copy of this press release is being filed as Exhibit 99.1 to this report and accordingly, this notice is not intended to and does not constitute an offer to sell nor a solicitation for an offer to purchase any securities of Parent or of California Lyon.

The 2025 Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release dated January 17, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 17, 2017

WILLIAM LYON HOMES

By:	/s/ Colin T. Severn
Name:	Colin T. Severn
Its:	Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated January 17, 2017